Exhibit 3.2

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number	20121491092
(Colorado Secretary of State ID number)
Entity name	PetroShare Corp.

2. The new entity name (if applicable) is

3. (If the following statement applies, adopt the statement by marking the box and include an attachment.)
☑ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. (Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing
address of the individual causing
the document to be delivered for	Babiarz	David
filing are	(Last)	(First)	(Middle)	(Suffix)
1401 Lawrence Street
(Street name and number or Post Office Box information)
Suite 2300
	Denver	CO	80202-2498
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)	(Country – if not US)

AMD_PC	Page 1 of 2	Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐  This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

AMD_PC	Page 2 of 2	Rev. 12/20/2016

PETROSHARE CORP.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, Section 7-110-106 of the Colorado Revised Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is PetroShare Corp. (the “Corporation”).

2.	A new Article XV shall be added to the Articles of Incorporation as follows:

“ARTICLE XV

SHAREHOLDER VOTING

One-third of the votes entitled to be cast on a matter, represented in person or by proxy, shall constitute quorum for that matter at a meeting of shareholders.”

60671109.1